Exhibit 99.1
Nautilus Biotechnology Reports Second Quarter 2026 Financial Results
SEATTLE, WA, July 28, 2026 – Nautilus Biotechnology, Inc. (NASDAQ: NAUT), a company pioneering a single-molecule proteome analysis platform, today reported financial results for the second quarter ended June 30, 2026.

Second Quarter 2026 Business Highlights
•Recognized first revenue in the second quarter of 2026, including grant revenue from the Michael J. Fox Foundation supporting our alpha-synuclein proteoform assay development, together with revenue from our first Iterative Mapping Early Access Program customer.
•Grew our commercial organization to three team members, including our previously announced VP of Global Sales, driving engagement with prospective Iterative Mapping Early Access Program customers ahead of the Voyager™ Platform commercial launch.
•We have selected and are advancing our first oncology proteoform, AKT1, with expected Early Access availability in late 2026.

Programs & Roadmap Update

In Q1, we launched our Iterative Mapping Early Access program, a services-based program designed to bring Iterative Mapping applications to customers ahead of general availability of consumable kits, with our Tau Proteoforms Assay as the first application made available. Since launch, we have seen strong and growing customer enthusiasm for the proteoform approach and the unique insight it can deliver, including numerous additional customer-requested proteoform targets, representing what we believe to be a significant commercial opportunity. Given the potential scale of this opportunity and the technical performance to date, we are significantly shifting resources across the company and putting a new roadmap in place to accelerate our proteoform applications. Our new realigned roadmap includes:

Voyager™ Platform
•Launch expected in early 2027 for pre-orders and anticipated instrument shipment beginning in mid 2027, timed with the Proteoforms Assay consumable kits listed below.
Proteoform Portfolio
•Tau Proteoforms Assay: Continued availability through the Iterative Mapping Early Access Program with general availability of consumable kits in mid 2027.
•AKT1 Proteoforms Assay: Expected to enter the Iterative Mapping Early Access Program in late 2026, with general availability of consumable kits expected in mid 2027.
•Second oncology proteoforms assay with expected general availability of consumable kits in mid 2027
•Third oncology proteoforms assay and continued expansion of our proteoform pipeline with general availability of additional consumable kits in late 2027.
•We plan to concurrently develop expanded proteoform portfolio capabilities, such as lower sample input, additional sample types, and increased proteoform depth.
Broadscale Portfolio
•In Q2, we completed testing and determined that our assay configuration changes do not sufficiently improve our probe candidate performance to support a 2027 general availability of a broadscale consumable kit at our target specifications.
•We have identified key improvement areas and begun the necessary development work required to advance broadscale performance.
•We plan to report back on a commercial timeline for the Broadscale Assay at a future date.

“The second quarter reinforced our ever-increasing conviction that proteoforms deliver critical biological resolution that Nautilus is uniquely positioned to deliver,” said Sujal Patel, CEO of Nautilus Biotechnology. “Customer enthusiasm for our proteoform applications has been remarkable, and we are prioritizing this market-driven feedback in our updated roadmap. We are funding this shift through reallocation rather than incremental spend, so accelerating our proteoform development does not impact our broader financial assumptions. I believe this realignment puts Nautilus on a more direct and, ultimately, faster path to becoming a commercial company.”

Second Quarter 2026 Financial Results
Revenue was $0.2 million for the second quarter of 2026, primarily driven by grant revenue from the commencement of the Company’s activities related to the grant awarded from The Michael J. Fox Foundation during the period, and service revenue for the first sales of services under the Iterative Mapping Early Access Program.
Operating expenses were $15.9 million for the second quarter of 2026, a $1.2 million or 7% decrease compared to $17.1 million for the corresponding prior year period. The decrease in operating expenses is attributable to lower salaries and related benefits, stock-based compensation expense, and facilities costs.
Net loss was $14.5 million for the second quarter of 2026, as compared to the net loss of $15.0 million for the corresponding prior year period.

Cash, cash equivalents, and investments were $129.2 million as of June 30, 2026.
Webcast and Conference Call Information
Nautilus will host a conference call to discuss the second quarter 2026 financial results, business developments and outlook before market open on Tuesday, July 28, 2026, at 5:30 AM Pacific Time / 8:30 AM Eastern Time. Live audio of the webcast will be available on the “Investors” section of the company website at: www.nautilus.bio.
About Nautilus Biotechnology, Inc.
With its corporate headquarters in Seattle, Washington and its research and development headquarters in San Carlos, California, Nautilus is a development stage life sciences company working to create a platform technology for quantifying and unlocking the complexity of the proteome. Nautilus’ mission is to transform the field of proteomics by democratizing access to the proteome and enabling fundamental advancements across human health and medicine. To learn more about Nautilus, visit www.nautilus.bio
Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws. Forward-looking statements in this press release include, but are not limited to, statements regarding Nautilus’ expectations regarding the company’s business operations, financial performance and results of operations; expectations regarding operating expenses and cash runway, including any impact thereon from our reallocation of resources; expectations with respect to any revenue timing or projections; expectations with respect to the development required for and the timing of the launch of the Nautilus VoyagerTM platform, our proteoform applications roadmap and full commercial availability of our proteoform and/or broadscale products and/or services; the functionality and performance of the Nautilus Voyager platform, its potential impact on providing proteome or proteoform access, pharmaceutical development and drug discovery, expanding research horizons, and enabling scientific explorations and discovery; expectations regarding platform specifications required by potential customers and partners and the timeline for adoption of the Nautilus Voyager platform by researchers; and the present and future capabilities and limitations of emerging proteomics technologies. These statements are based on numerous assumptions concerning the development of Nautilus’ products, target markets, and other current and emerging proteomics technologies, and involve substantial risks, uncertainties and other factors that may cause actual results to be materially different from the information expressed or implied by these forward-looking statements. Risks and uncertainties that could materially affect the accuracy of Nautilus’ assumptions and its ability to achieve the forward-looking statements set forth in this press release include (without limitation) the following: the Nautilus Voyager product platform is not yet commercially available and remains subject to significant scientific and technical development, which is inherently challenging and difficult to predict, particularly with respect to highly novel and complex products such as those being developed by Nautilus. Even if our development efforts are successful, our product platform will require substantial validation of its functionality and utility in life science research. In the course of Nautilus’ scientific and technical development and associated product validation and commercialization, we may experience material delays as a result of unanticipated events. We cannot provide any guarantee or assurance with respect to the outcome of our development, collaboration, and commercialization initiatives or with respect to their associated timelines. For a more detailed description of additional risks and uncertainties facing Nautilus and its development efforts, investors should refer to the information under the caption “Risk Factors” in our Annual Report on Form 10-K as well as in our Quarterly Report on Form 10-Q to be filed for the quarter ended June 30, 2026 and our other filings with the SEC. The forward-looking statements in this press release are as of the date of this press release. Except as otherwise required by applicable law, Nautilus disclaims any duty to update any forward-looking statements. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.
Disclosure Information

Nautilus uses filings with the Securities and Exchange Commission, its website (www.nautilus.bio), press releases, public conference calls, public webcasts, and its social media accounts as means of disclosing material non-public information and for complying with Regulation FD. Therefore, Nautilus encourages investors, the media, and others interested in Nautilus to review the information it makes public in these locations, as such information could be deemed to be material information.
Media Contact
press@nautilus.bio
Investor Contact
investorrelations@nautilus.bio

Nautilus Biotechnology, Inc. Condensed Consolidated Balance Sheets As of June 30, 2026 and December 31, 2025 (Unaudited)

(in thousands)	June 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$13,166	$12,388
Short-term investments	70,865	91,018
Prepaid expenses and other current assets	3,595	2,557
Total current assets	87,626	105,963
Property and equipment, net	3,999	3,457
Operating lease right-of-use assets	25,619	27,773
Long-term investments	45,155	52,739
Other long-term assets	1,177	1,180
Total assets	$163,576	$191,112
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,095	$943
Accrued expenses and other liabilities	3,553	3,177
Current portion of operating lease liabilities	3,991	3,832
Total current liabilities	8,639	7,952
Operating lease liabilities, net of current portion	23,825	26,187
Total liabilities	32,464	34,139

Stockholders’ equity:
Preferred stock	—	—
Common stock	13	13
Additional paid-in capital	492,616	488,737
Accumulated other comprehensive income (loss)	(331)	243
Accumulated deficit	(361,186)	(332,020)
Total stockholders’ equity	131,112	156,973
Total liabilities and stockholders’ equity	$163,576	$191,112

Nautilus Biotechnology, Inc. Condensed Consolidated Statements of Operations Three and Six Months Ended June 30, 2026 and 2025 (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except share and per share data)	2026	2025	2026	2025
Revenue:
Grant revenue	$180	$—	$180	$—
Service revenue	10	—	10	—
Total revenue	190	—	190	—
Cost of revenue:
Cost of service revenue	15	—	15	—
Total cost of revenue	15	—	15	—

Operating expenses:
Research and development	9,613	10,394	19,320	21,930
Selling, general and administrative	6,325	6,703	12,742	14,011
Total operating expenses	15,938	17,097	32,062	35,941
Other income (expense):
Interest income	1,307	2,080	2,749	4,311
Other expense	(13)	(16)	(28)	(16)
Total other income	$1,294	$2,064	$2,721	$4,295
Net loss	$(14,469)	$(15,033)	$(29,166)	$(31,646)
Net loss per share attributable to common stockholders, basic and diluted	$(0.11)	$(0.12)	$(0.23)	$(0.25)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	127,135,738	126,204,632	126,886,646	126,174,603

Nautilus Biotechnology, Inc. Condensed Consolidated Statements of Cash Flows Six Months Ended June 30, 2026 and 2025 (Unaudited)

	Six Months Ended June 30,
(in thousands)	2026	2025
Cash flows from operating activities
Net loss	$(29,166)	$(31,646)
Adjustments to reconcile net loss to net cash used in operating activities
Stock-based compensation	2,520	3,877
Amortization of operating lease right-of-use assets	2,154	2,336
Depreciation	606	922
Amortization (accretion) of premiums (discounts) on securities, net	(56)	(980)
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(953)	160
Accounts payable	(104)	(51)
Accrued expenses and other liabilities	376	390
Operating lease liabilities	(2,203)	(2,295)
Net cash used in operating activities	(26,826)	(27,287)
Cash flows from investing activities
Proceeds from maturities of securities	55,715	45,878
Purchases of securities	(28,496)	(11,278)
Purchases of property and equipment	(964)	(615)
Net cash provided by investing activities	26,255	33,985
Cash flows from financing activities
Proceeds from exercise of stock options	1,207	26
Proceeds from issuance of common stock under employee stock purchase plan	142	87
Net cash provided by financing activities	1,349	113
Net increase in cash, cash equivalents and restricted cash	778	6,811

Cash, cash equivalents and restricted cash at beginning of period	13,390	28,648
Cash, cash equivalents and restricted cash at end of period	$14,168	$35,459